STOCK PURCHASE AGREEMENT

	THIS STOCK PURCHASE AGREEMENT, is made as of the 22 day of April, 1998, by and among, CANISCO RESOURCES, INC., a Delaware corporation ("Buyer"), MANSFIELD INDUSTRIAL COATINGS, INC., a Mississippi corporation ("Company" or "Business"), TEDDY L. MANSFIELD ("Teddy") and R. DEAN MANSFIELD ("Dean"). Teddy and
Dean are sometimes referred to individually as "Mansfield" or as a "Shareholder" and collectively as the "Mansfields" or the "Shareholders."

BACKGROUND

	The Shareholders own all of the issued and outstanding shares of capital stock of Company (collectively, the "Shares"), the number of such Shares owned by each being:

				Teddy			21
				Dean		 	14

				Total			35

	Buyer desires to acquire all of the issued and outstanding capital stock of Company held by the Shareholders in exchange for the consideration hereinafter set forth; and

	Company is engaged in the business of providing services related to industrial paintings and coatings, lead and asbestos abatement, insulation, linings and scaffolding;

	On or about January 5, 1998, Mansfield Industrial Coating of Louisiana, Inc. ("MICL") was merged into Company, pursuant to Articles of Merger filed with the State of Mississippi.

	Prior to the closing of this Agreement, Company has distributed to the Mansfields the assets, including the cash, listed on Exhibit A.

	Concurrently with the execution of this Agreement, Company is executing Employment Agreements with Teddy and Dean.

	The Shareholders Agreement among Company and its shareholders dated March 29, 1996, was canceled and terminated by the Company and Mansfields.

	NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

	1.1	Acquisition of Stock.  The Shareholders hereby sell, upon
the terms and conditions herein set forth, to Buyer, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, and Buyer hereby purchases from the Shareholders, all of the Shares in exchange for the consideration set forth in Section 1.2

	1.2	Consideration.  Buyer shall pay to the Mansfields the
following consideration for the Shares.

		1.2.1	Cash in the amount of Six Million Five Hundred Sixty
Thousand Two Hundred Twenty Three and No/100 Dollars ($6,560,223.00).

		1.2.2	Warrants in the form of Exhibit B hereto to purchase
100,000 shares of Buyer's Common Stock, $.0025 par value
("Buyer Stock") at $2.625 per share, contingently exerciseable upon terms and conditions in Exhibit B.

		1.2.3	A contingent amount, not to exceed Seven Hundred Fifty
Thousand Dollars ($750,000) (the "Earnout") to be calculated and paid as follows:

			1.2.3(a)	Year One.  Provided that the Income Before Tax
generated from the Business equals $1,500,000 or greater for the fiscal year period commencing April 1, 1998, a sum of $250,000 will be earned.  For every $2.00 shortfall in achieving such
$1,500,000 income, there shall be a reduction in the earnout payment of $1.00.  In no event shall the payment in Year One be greater than $250,000.

			1.2.3(b)	Year Two.  Provided that the Income Before Tax
generated from the Business equals $1,500,000 or greater for the fiscal year period commencing April 1, 1999, a sum of
$250,000 will be earned.  In the event that there was a
shortfall in achieving the $1,500,000 threshold incurred in
Year One, the shortfall can be recovered by the Mansfields by the Business achieving net income in Year Two greater than
$1,500,000.  The Year One recovery amount shall be computed
so that for every $2.00 in income in excess of $1,500,000 there is a recovery by the Mansfields of $1.00 and is limited
to the amount equal to the unearned or reduction of the
eligible amount in Year One.  In the event that the net
income in Year Two is less than $1,000,000,  Buyer shall
be entitled to recovery of payments made to Seller in Year
One in the amount of $1.00 for every $2.00 shortfall in net
income in Year Two that is below $1,000,000.

			1.2.3(c)	Year Three. At the end of Year Three (March 31, 2001)
the intent is that the aggregate sum of the Earnout be equal to
$750,000 provided that the aggregate Income Before Tax of the
Business be equal to or greater than $4,500,000 for the three fiscal year period commencing April 1, 1998.  In the event that the aggregate net income before taxes of the Business is less than $4,500,000, then the Earnout shall be reduced $1.00 for each $2.00 shortfall in income below the $4,500,000 (except
as previously adjusted above).  The Mansfields shall be paid the difference between the aggregate Earnout as calculated and the sum of all previous payments less any amount recovered by the Company.
Should the aggregate sum of the Earnout as calculated above be less than the amount paid to the Mansfields in Years One and Two, then the Sellers shall return to Buyer the overpayment as soon after year end as the final audited financial statements are available (but not later than 90 calendar days after the end of the fiscal year).

			1.2.3(d)	In the event Buyer or Company materially breaches
the employment agreement of Teddy and/or Dean or the terms of this Agreement, the then present value of the total $750,000, less any Earnout actually paid (assuming an interest at the
then prime rate as published in the Wall Street Journal) shall become due and be immediately paid to the Mansfields in cash.
In the event Teddy or Dean materially breaches his employment agreement or the terms of this Agreement, no Earnout shall be due to the breaching Mansfield and any Earnout actually
paid to the breaching Mansfield shall be due and
be immediately repaid to the Company in cash.

			1.2.3(e)	For purposes of calculating the Earnout and Bonuses,
the Company will be presumed to continue to operate the Business in substantially the same manner as it operates at closing.  Best practices and standard accounting policies utilized for the
Company shall be implemented for the Business.  For purposes of the Earnout and bonuses, Buyer and Mansfields intend that the financials (and the manner in which items are treated)
used after closing for such determination shall be similar
to the  financials prepared prior to closing.
"Income Before Tax" in this Subsection 1.2 shall mean
net profit of the Business determined by an application of
the generally accepted accounting practices and principles
after substantially all expenses (including reserves for
doubtful accounts, anticipated losses, and accruals for bonuses, insurance and liabilities) except income taxes on the earned revenue.  For purposes of this Section, expenses shall not
include (a) depreciation in excess of current schedules
resulting from the write up of book the closing date and
(b) interest expense incurred pursuant to the acquisition financing.

			Expenses shall include interest at a rate equal to the rate
then charged by Buyer's major lender  on any infusion of working capital (not any other debt, such as acquisition financing)
provided from time to time by the Buyer to the Company and any interest on debt assumed by Buyer at closing.

			The books and records shall be kept in accordance with generally accepted accounting principles.

			Any deficiency charged to the Mansfields under Section 7 of
this Agreement shall not affect the computation of the Earnout.
Also, expenses incurred by the Company to close this transaction shall not affect the computation of the Earnout.  Any other
adjustments agreed to by the parties shall also not affect the computation of the Earnout.

			1.2.3(f)	The Earnout shall be paid as soon as the audited
fiscal year end financial statement are available.  If such
financial statements are not complete by June 30 of the year in question, the Buyer will make a good faith estimate of the amount to become due, if any, and shall pay such amount, if any, subject to an adjustment when the definitive financial statements become available.

		1.2.4	250,000 Shares of Buyer Stock, certificates for which are
being delivered concurrently with the signing of this Agreement.

		1.2.5	The consideration described in this Section 1.2 shall be
allocated equally per Share, except that any amounts payable as Earnout pursuant to Subsection 1.2.3 shall be payable 60% to Teddy and 40% to Dean.

	2.	Representations and Warranties of Company and the Mansfields
with Respect to Company.  As material inducement to Buyer to enter into this Agreement and to close hereunder, Company and the
Mansfields hereby jointly and severally make the following
representations and warranties set forth below to and with Buyer.
Where any documents are described as having been delivered by one party to another, such documents have been identified by signatures of representatives of both parties. Information that must be described in more than one Schedule shall not be deemed disclosed in a particular Schedule unless it is disclosed in such
Schedule, either expressly or by a specific incorporation by reference to
the relevant portion of another Schedule.   "Knowledge"
with respect to Company and the Mansfields means information that has actually come to the attention of a Mansfield and information that would come to his attention with reasonable diligence in the ordinary course of the performance of his normal duties as an officer of Company.

		2.1	Corporate Status and Authority; Outstanding Stock.
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign corporation in the jurisdictions specified in Schedule 2.1, which constitutes all the jurisdictions in which such qualification is required.
Company has an authorized capital consisting of One Hundred
Thousand (100,000) shares of Common Stock, $1.00 par value per share, of which Thirty Five (35) shares are outstanding and owned by the Shareholders, all of which outstanding shares are validly issued, fully paid and nonassessable.
There are 5,000 shares of Company's capital stock held in its treasury. There are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of the Company, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements, or other instruments or agreements.
There are no outstanding stock appreciation rights or similar rights measured with respect to any of Company's capital stock, nor are there any instruments or agreements giving anyone the right to acquire any such rights. The minute books and stock records of Company are complete and accurate and all signatures included therein are the genuine signatures of the persons indicated as signing. True and complete copies of the Company's minute books and stock records, including Company's
Certificate of Incorporation and Bylaws and all amendments to both have been delivered to Buyer. Company is not in default under or in violation of any provision of its Certificate of Incorporation or its Bylaws.

		2.2	Due Authorization and Validity of Agreement. The execution,
delivery and performance of this Agreement have been duly
authorized by all necessary corporation action on behalf of
Company. This Agreement constitutes the valid and binding
obligation of Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.

		2.3	Officers, Directors, Bank Accounts, etc. Schedule 2.3
discloses all directors and officers of Company, all bank accounts and safe deposit boxes of Company and all persons authorized to sign checks drawn on such accounts and to have access to such safe deposit boxes.

		2.4	Subsidiaries and Joint Ventures.  There is no corporation
or other entity in which Company owns, directly or indirectly, a controlling interest or a majority of the outstanding shares or other equity interest issued by such corporation or entity
(a "Subsidiary"), nor does Company own any other capital stock, security, partnership interest or other interest of any kind, either direct or indirect, in any corporation, partnership, joint venture, association or other entity. The merger of the Louisiana corporation, Mansfield Inustrial Coatings of Louisiana,
Inc., was effected in January, 1998, in accordance with applicable laws.

		2.5	Financial Statements.  The balance sheets of Company as
of March 31, 1996 and 1997 and December 31, 1997 (the balance sheet as of December 31, 1997 is hereafter referred to as the "Warranted Balance Sheet") and the related statements of income
(loss) and cash flows for the fiscal years ended on the dates of such balance sheets, and all related schedules and notes to the foregoing, copies of all of which constitute Schedule 2.5, were prepared in accordance with generally accepted accounting principles ly applied throughout the periods reported upon and with past periods, and fairly and accurately present the consolidated financial position of Company as at the dates of such balance sheets, and the consolidated results of the operations and cash flows of Company for the periods ended on such dates. The financial statements for the two one-year periods ended on March 31, 1996 and 1997 were audited by Donna M. Bloomer and
Associates, certified public accountants, whose reports are included with such financial statements and the financial statements for the interim year period ended on December 31, 1997, were audited by O'Sullivan Hicks, LP, certified public accountants, whose reports are included with such financial statements. Company has delivered to Buyer true and correct copies of all correspondence sent by all legal counsel for Company to the auditors which audited such financial statements in response to letters from Company to such counsel requesting that such counsel supply the auditors with certain information regarding pending litigation, unasserted claims and other matters relevant to the auditors' audit of such financial statements.

		2.6	Real Estate.

			2.6.1	Company has no interest in any real estate except
those properties disclosed on Schedule 2.6 for which Company alone holds title (the "Owned Properties") and those properties disclosed on Schedule 2.6 which Company leases or subleases, as tenant or subtenant (the "Leased Properties," and together with the Owned Properties, the "Real Properties"). Disclosed on
Schedule 2.6 are all title insurance policies insuring
Company's interest in any of the Real Properties, true and correct copies of which have beeb delivered by Company to Buyer.
All Real Properties are available to be used without restriction in the conduct and operation of the business of Company and, to the Mansfields' and Company's knowledge, comply in all material respects with all applicable legal requirements, including, without limitation, the Americans with Disabilities Act. The Company has not received from any governmental authority any written notice of any material violation of any applicable law with respect to the use or condition of any of the Real Properties, including without limitation, applicable building and zoning codes and regulations of any governmental authority having jurisdiction.
None of the Owned Properties is subject to a permitted
"nonconforming use" or permitted "non-conforming structure" or similar zoning classification, to the Mansfields' and Company's knowledge.

			2.6.2(a)	Company has good and marketable fee simple title to
each of the Owned Properties, free and clear of all mortgages, liens or other encumbrances, leases, exceptions to title and rights of third parties, except as disclosed on Schedule 2.6, and Company's title to each of the Owned Properties is insurable by a reputable title insurance company selected by Buyer except as disclosed on Schedule 2.6. All buildings, structures and
improvements located on the Owned Properties are located wholly within the boundaries thereof and do not encroach upon any
easement under which such encroachment was not permitted.

			2.6.2(b)	All of the buildings and improvements situated on
and comprising part of the Real Properties and all heating and air conditioning equipment and all plumbing, electrical and
other mechanical facilities which are part of, or which service, such buildings and improvements are in good operating condition and repair and do not require any material repairs other than routine maintenance.

			2.6.2(c)	Company has not received any notice from the holder
of any mortgage presently or previously encumbering any of the
Owned Properties, any insurance company which has issued a policy with respect to any of the Real Properties or from any public official or board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in, or suggesting or requesting the performance of any repairs,
alterations or other work to, any of the Real Properties.

			2.6.2(d)	There are no current property management, service,
equipment, supply, security, maintenance, construction or
concession agreements with respect to or affecting the Real
Properties, except landscaping, janitorial, bottled water,
coffee and exterminator.  All such contracts are immediately terminable upon notice by Company.

			2.6.2(e)	All certificates of occupancy and all other
licenses, permits, authorizations, consents, certificates
and approvals required by all governmental authorities having jurisdiction and any requisite certificates of the local board of fire underwriters (or other body exercising similar functions)
have been issued for the Real Properties, are in full force and effect, and will not be invalidated, violated or otherwise
adversely affected by the execution or performance of this Agreement.

			2.6.2(f)	Company has not received any notice of any condemnation
proceeding or any other proceeding in the nature of eminent domain
(a "Taking") in connection with any of the Real Properties, and no
Taking has been threatened.

			2.6.2(g)	There are no leases, subleases or other agreements for
the use and occupancy of any of the Owned Properties by persons or entities other than Company, except as disclosed on Schedule 2.6.2(g).

			2.6.2(h)	To the knowledge of Company and the Mansfields, no
proceedings are  pending for an increase in the assessed valuation of the Real Properties for real estate tax purposes and there are no real estate tax valuation appeals pending.

			2.6.2(i)	No part of the Owned Property contains, is located
within or abuts any navigable river or other body of water,
tideland, wetland, marsh land or any other area which is subject to special state, federal or municipal, regulation, control or protection, except as disclosed on Schedule 2.6.2(i).

			2.6.2(j)	Each of the Real Properties adjoins, or is part of
a building or development which adjoins, dedicated public
roadways and has, or is part of a building or development which has, access for motor vehicles to such roadways by valid
easements and, to the knowledge of Company and the Mansfields, there are no conditions existing which could result in the
termination or reduction of the current access to existing roadways.

			2.6.2(k)	All essential utilities (including water, sewer,
gas, electricity and telephone service) are available to each of the Real Properties, except as disclosed on Schedule 2.6.2(k).

			2.6.2(l)	The current zoning classifications of the Real
Properties are disclosed on Schedule 2.6, and the current
use of each of the Real Properties is permitted under the
applicable zoning classification. No notice of a violation
of any applicable state or local code has been issued for
any of the Real Properties.

			2.6.2(m)	(A) All leases (collectively, the "Leases") of the
Leased Properties are disclosed on Schedule 2.6, including for each its date, the name of the landlord (and owner if different than the landlord), the location and use of the property, the monthly base rental payment, any scheduled or formula increases in base rent, a description of any provisions for tax or expense pass-throughs, the amount of any security deposit, the lease expiration date, all options to renew and whether there are
any non-disturbance agreements from mortgagees or paramount
lessors; (B) Company has delivered to Buyer true and complete copies of all Leases, all amendments and supplements thereto and all such non-disturbance agreements; (C) except as disclosed on Schedule 2.6, Company is the holder of the lessee's interest in each Lease and Company has not assigned any Lease or any
interest therein or subleased any portion of the Leased
Properties; (D) each Lease is in full force and effect;
(E) to the knowledge of Company and the Mansfields, Company is not, and each landlord under any Lease is not, in default
under any Lease, and no event has occurred which, with the
giving of notice or passage of time or both, would constitute a default by Company or any landlord under any Lease; and (F) neither the execution or performance of this Agreement will result
in a breach of or constitute a default under any of the Leases.

			2.7.1	Except as disclosed on Schedule 2.7, (i) Company has
good, valid and marketable title to all personal property,
tangible and intangible (including, but not limited to,
Intellectual Property, as defined below) reflected on the
Warranted Balance Sheet, and to all other personal property
owned by it, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, licenses to third parties, encumbrances and claims of every kind or
character, (ii) Company is the owner of all the personal
property now located in or upon the premises occupied by
Company and of all personal property which it uses in the
operation of its business, and (iii) all equipment, furniture and fixtures, and other tangible personal property of Company is in good operating condition and repair and does not require any material repairs other than normal routine maintenance to maintain such property in good operating condition and repair.
Company does not own or possess any Intellectual Property rights and licenses.  No Intellectual Property rights are required for the conduct of the business.  As used herein, "Intellectual
Property" shall include trademarks, trade names, logos,
service marks, copyrights, patents, pending patent applications, shoprights, know-how, trade secrets, computer programs and
computer software and the like and other items commonly known as intellectual property.

			2.7.2	Substantially all of Company's inventory that is
material to the Business (including raw materials and work in process) is usable in the ordinary course of its business and is free from material defects and all finished goods are salable in the ordinary course of its business. Schedule 2.7.2 lists all inventory that has a shelf life that expires less than sixty (60) days from the date of this Agreement. The parties acknowledge that significant cost can be incurred in the disposition of stale or unusuable inventory of certain items.

			2.7.3	The corporate name of Company and the trademarks,
trade names, logos and service marks listed on Schedule 2.7
(collectively "Marks") are the only Marks which are used by Company in the operation of its business. No claim has been asserted against Company involving any conflict or claim of conflict of its Intellectual Property with the Intellectual
Property of others or asserting any rights in its Intellectual
Property. Company has no knowledge of any basis for any such claim of conflict. Company does not own or have any Marks.
Within the past five (5) years, Company has not done business under, and has not been known by, any name other than Mansfield Industrial Coatings, Inc. and Mansfield
Industrial Coatings of Louisiana, Inc.

			2.7.4	Company does not own any United States or foreign
patents or have applications pending with the U.S. Patent
Office. No process used by Company or product manufactured or sold by it misappropriates any Intellectual Property of another person. Company has not violated or infringed on any pending or issued United States or foreign patents.

		2.8	Accounts Receivable.  Each of the accounts receivable
of Company reflected on the Warranted Balance Sheet and each of the accounts receivable at the date hereof constituted at the Warranted Balance Sheet date or the date hereof, respectively, a valid claim in the full amount thereof against the debtor charged therewith on the books of Company and was acquired in the ordinary course of Company's business, and no such account receivable arose from any transaction with the United States or any department or agency thereof. Such accounts receivable will be fully collected to the extent of the face value thereof, no later than thirty
(30) days after such account receivable is due, less an amount not to exceed the reserve for doubtful accounts of Seventy Thousand Dollars ($70,000.00) reflected on the
Warranted Balance Sheet. No account debtor has any valid set-off, deduction or defense with respect thereto and no account debtor has asserted any such set-off, deduction or defense. Notwithstanding any other provision herein related any account receivable not collected in full (less any such reserve) within sixty (60) days after the date hereof shall conclusively be deemed to be uncollectible. No account receivable of Company which becomes uncollectible will be charged against the Deficiency minimum as set forth in Section 7.5, and no indemnification whatsoever shall be made by the Mansfields on any such uncollectible accounts receivable, regardless of what is otherwise provided for in this Agreement.

		2.9	Insurance.  Company maintains insurance policies
bearing the numbers, for the terms, with the companies, in the amounts, having the named insureds, providing the general coverage, and with the premiums disclosed on
Schedule 2.9. All of such policies are in full force and effect, Company is not in default of any provision thereof and all premiums due (without regard to any grace period) with respect to such policies have been paid. Within the past two years Company has not been refused any insurance for which it has applied and has not received notice from any issuer of any policy issued to it of the insurer's intention to cancel or refusal to renew any such policy issued by such insurer. Company believes that the amount of such insurance is adequate. True, correct and complete copies of all such policies have been delivered to Buyer.

		2.10	Liabilities.  On December 31, 1997 (the "Balance
Sheet Date"), Company had, and as of the date hereof, Company has, no liabilities, whether related to tax or non-tax matters, known or unknown, due or not yet due, liquidated or unliquidated, fixed, contingent, or otherwise, including penalty, acceleration or forfeiture clauses in any contract, except as and to the extent disclosed in the Warranted
Balance Sheet or in Schedule 2.10.

		2.11	Contracts, Leases, Agreements and Other Commitments.

			2.11.1	Company is not  party to or bound by any written,
oral or implied contract, agreement, lease, power of attorney, guaranty, surety arrangement or other commitment, including but not limited to any contract or agreement for the purchase or sale of merchandise or for the rendition of services, except for the following (which are hereinafter collectively called the "Company
Agreements") (and for the purpose of this Subsection, Company shall be considered "bound" by any lease, mortgage or other encumbrance which is binding on any of its Real Properties even though it is not personally binding upon Company):

				2.11.1(a)	Leases described on Schedule 2.6;

				2.11.1(b)	Agreements involving a maximum possible contractual
liability or obligation per agreement on the part of Company of less than Five Thousand Dollars ($5,000) each and less than
Twenty-Five Thousand Dollars ($25,000) in the aggregate, except for agreements relating to the purchase of materials and consumables allocated to a specific job under an existing contract for services to be provided by Company;

				2.11.1(c)	Employment-related agreements disclosed on
Schedule 2.12; and

				2.11.1(d) 	Agreements listed on Schedule 2.11.
True, correct and complete copies of all of the Company Agreements
(including all amendments thereto, other than those described in
Subsection 2.11.1(b), have been delivered to Buyer.

			2.11.2	All of the Company Agreements are in full force and
effect and,  are valid, binding and enforceable against the
respective parties thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors'
rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. Except as
disclosed on Schedule 2.11, Company and all other parties to all of the Company Agreements have performed all material
obligations required to be performed to date under the Company
Agreements and neither Company nor any such other party is in material default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a material default thereunder. The execution of this Agreement and the
consummation of the transactions contemplated hereby will not, with or without the giving of notice, the lapse of time, or both, result in an impairment or termination of, or result in a material breach of any of the terms or provisions of, or constitute a default under, or conflict with, any Company Agreement. None of the
terms or provisions of any Company Agreement materially
adversely affects, or with the passage of time may materially adversely affect, the Business, prospects, conditions, affairs or operations of Company or any of its properties or assets.
Company is not aware of any intention by any party to terminate or amend any Company Agreement or, if Company intends to request a renewal, of any intention to refuse to renew the same upon expiration of its term.

			2.11.3	Schedule 2.11 discloses (a) all outstanding written
and oral proposals, bids, offers or guaranties made by Company, which, if accepted, would or could impose any debts, obligations or liabilities upon Company, and (b) unexpired warranties relating to Company's products or services, detailing the products or services covered by each warranty.

		2.12	Labor, Employment Contracts and Employee Benefit Plans.

			Except as disclosed on Schedule 2.12:

			2.12.1	Company is not a party to any written or oral
employment agreement, consulting agreement, personal service agreement, collective bargaining agreement, site specific agreement or agreement with any independent contractor, and there are no actual or threatened controversies related to or arising out of any such existing or alleged agreements.
Company is not a party to any pending or threatened labor dispute. Company has performed all obligations, given all notices and obtained all consents necessary under such agreements to consummate this Agreement.

			2.12.2	Company is not a party to any collective bargaining
agreement or any site-specific agreement.  With respect to
employees of Company none of the following events or circumstances exists and, to the knowledge of Company and the Mansfields,
none is threatened:  a controversy, a claim of illegal or
improper conduct or activities, an unresolved grievance or
charge of unfair labor practice, an arbitration proceeding
or a union organizing effort. Company has not received notice of any claim that it has not complied with any applicable
law or regulation relating to the employment of labor,
including any provisions thereof relating to wages, hours,
collective bargaining, the payment of social security and
similar taxes, retirement plans, health and welfare plans,
equal employment opportunity, employment discrimination and
employment safety, or that the Company is liable for any
arrears of wages or any taxes or penalties or interest for
failure to comply with any of the foregoing.  During the past five years, Company has not been the subject of any
organizational efforts by any labor organizing, strike, work stoppage, "sickout" or picketing by any group of persons
(whether or not employees).

			2.12.3	Company has complied with all other laws relating
to the employment of labor or provision of employee benefits, including any provisions thereof relating to wages, hours, benefits, the filing of all reports and forms required to be filed with state or federal agencies, collective bargaining, recognition and dealing with labor organizations, and the payment of social security and unemployment compensation taxes, the withholding of income tax, and the payment and withholding of similar taxes. Company is not liable for any arrearages of wages, taxes, benefit payments or contributions, or penalties or interest for failure to comply with any of the foregoing. To the knowledge of Company and the Mansfields, Company has complied with all laws relating to pensions, safety, and discrimination.

			2.12.4	There is no employee benefit plan that Company
maintains or to which it contributes. Company has never maintained, sponsored or contributed to an employee pension plan that is or was subject to Title IV of the Employee
Retirement Income Security Act of 1974, as amended, except for a retirement plan that was terminated in March, 1996, with a favorable determination letter dated July 14, 1995.
The Company has no further liability arising out of or related to such retirement plan or its participants.

			2.12.5	Company does not maintain, has never maintained,
and does not contribute to, has never contributed to, and never has been required to contribute to any employee benefit plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents.
No person who is not a current or former employee (or a beneficiary thereof) of Company participates or is entitled to any benefits under any plan disclosed on Schedule 2.12.

			2.12.6 In addition to any other remedies provided for herein, Company agrees to indemnify and hold Buyer harmless to the extent provided in Section 7.5 from any loss, expense, liability, claim or obligation (including attorneys' fees) which in any way arises as a result of, under or with respect to, and which relates to periods ending on or prior to the
Closing: (a) the employee benefits and employee benefit plans which have been or are maintained, sponsored or contributed to by Company; (b) post-employment benefits, including but not limited to retiree medical, retiree life and retiree accidental death and disability benefits for current and former employees of Company; and (c) the requirement to provide any employee of Company who is terminated on or prior to the date hereof with continuation coverage under the requirements of
Section 4980B of the Code (Buyer acknowledging, however, that pursuant to law Company may have an obligation to provide, at the employees' expense, continuation health insurance coverage to such employees who were covered by health insurance provided by Company prior to the Closing).

		2.13	Litigation.  Except as disclosed on Schedule 2.13,
Company is not a party to or threatened with any suit,
action, arbitration, or administrative or other proceeding,
either at law or in equity, or governmental investigation,
by or before any court, governmental department, commission,
board, agency or instrumentality, domestic or foreign.   To
the knowledge of Company and the Mansfields, there are no circumstances that would give rise to any suit, action, arbitration, or administrative or other proceeding against Company which is reasonably likely to, individually or in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise), operations or prospects of Company. There is no judgment, decree, award or order outstanding against Company. Company is not contemplating the institution by it of any suit, action, arbitration or administrative or other proceeding.

		2.14	Conflicting Interests.  Except as disclosed on
Schedule 2.14, no director, officer or employee of Company and no Shareholder or relative of any of the foregoing (a) has any direct or indirect pecuniary interest in any supplier or customer of Company or in any other business enterprise with which Company conducts business or with which Company is in competition; (b) is indebted to Company; (c) is a party to any transaction or agreement with Company (apart from such person's status as an employee or stockholder as such); or
d) has any business or other interest in conflict with the interests of Company.

		2.15	Compliance with Law and Regulations.  Except as shown
on Schedule 2.15(a), Company is in compliance and has at all times during the past three (3) years complied with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it.
Without limiting the foregoing, Company has obtained and now holds all licenses, permits, certificates and authorizations needed or required for the current conduct of its business and the use of its properties and the premises occupied by it.
Company has properly filed all material reports and other documents required to be filed with any federal, state, local and foreign government or subdivision or agency thereof.
Schedule 2.15(b) lists all licenses held by Company or its employees to engage in any activities in which Company engages, and lists the "qualifying party" in any case where an individual must be licensed in order for Company to be entitled to engage in any aspects of its activities. Company has not received any notice from any federal, state or local authority or any insurance or inspection body that any of its properties, facilities, equipment, or business procedures or practices fails to comply in any material respect with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. All licenses, permits, orders and approvals issued by any governmental body or agency currently in effect and pertaining to the property, assets or business of Company are disclosed on
Schedule 2.15 and, except as noted on such Schedule, none of the items so listed will lapse or expire within 60 days hereof.
To the knowledge of Company and the Mansfields, there are no regulations or legislation pending before any federal, state, local or foreign government agency, administrative body or legislature which, if adopted, would might have a material adverse effect on Company's business.

		2.16	Agreement Not in Breach of Other Instruments
Affecting Company; Governmental Consent. Except as disclosed on Schedule 2.16, the execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof: (a) will not result in the imposition of any lien, security interest or encumbrance on any asset of Company or in the breach of any of the terms and provisions of, or result in a termination, impairment or modification of or constitute a default under, or conflict with, or cause any acceleration of any obligation of Company under, or permit any other party to modify or terminate, any agreement or other instrument by which Company is bound, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation,
(b) do not require the consent of any governmental authority or other person, and (c) will not result in any limitation or restriction of any right of Company.

		2.17	Tax Matters.

			2.17.1	Definitions. The following terms shall have the
meanings set forth in this Section 2.17.1 for purposes of this Section 2.17 and 2.18:

			"Code" means the Internal Revenue Code of l986, as amended,
or any successor statute. All references to specific sections of the Internal Revenue Code shall be deemed to include any
provisions of the Internal Revenue Code (or a related statute)
which replace or supersede the sections in effect at the time this Agreement is executed.

			"Affiliated Group" means any affiliated group within the meaning of Code Section 1504(A) or any similar group defined under a similar provision of state, local or foreign law.

			"Controlled Group of Corporations" has the meaning set forth in Code Section 1563.

			"Regulation" or "Treasury Regulation" means regulations issued under the Code as such regulations may be amended.
All references herein to specific sections of the Regulations shall be deemed also to refer to any provisions of the Regulations which replace or supersede the sections in effect at the time of the execution of this Agreement.

			"Return" and "Returns" mean any return, report, declaration, estimate, information statement, claim for refund, notice, form or any other kind of document, including any schedule or
attachment thereto, and including amended versions of any
of the foregoing, relating to or required to be filed in
connection with any Tax.

			"Tax" and "Taxes" means any federal, state (including District of Columbi a), local, foreign (including possessions or territories of the United States) or other tax (whether income, gross receipts, franchise, excise, customs, sales, use, value added, ad valorem, real or personal property, license, transfer, employment, social security or any other kind of tax or payment in lieu of tax no matter how denominated including any amount payable by Company and each Subsidiary pursuant to a tax-sharing or other agreement relating to the sharing or payment of tax), or any assessment, levy, impost, withholding, fee or other governmental charge in the nature of a tax, and shall include all additions to tax, interest, penalties and fines with respect thereto.

			2.17.2	The Company has filed when due in a timely fashion
all Returns that are required to be filed on or before the date hereof by or with respect to Company and each Subsidiary.
All such Returns are correct and complete. Company is not the current beneficiary of any extension of time within which to file any Return. No claim has been made by a taxing authority in a jurisdiction where Company does not file Returns that it is or may be subject to or liable for any Tax imposed by that jurisdiction.

			2.17.3	All Taxes for which Company is liable and that
are due on or before the date hereof (whether or not shown to be due on any Return) have been paid when due in a timely fashion. There are no liens on any assets of Company that arose in connection with any failure (or alleged failure) to pay any Tax other than liens for Taxes not yet due and payable or for Taxes that Company is contesting in good faith through appropriate proceedings as set forth on Schedule 2.17.

			2.17.4	The Company has withheld or collected and paid
or deposited all Taxes required to have been withheld or collected and paid or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

			2.17.5	No taxing authority has asserted or threatened to
assert any adjustment, deficiency or assessment for any Taxes against the Company; and no basis exists for any such adjustment, deficiency or assessment which would result in additional taxes owed by the Company for any period for which Returns have been filed; and there is no audit or investigation pending or threatened by any taxing authority with respect to any Tax liability of Company. Schedule 2.17 lists all federal, state, local, and foreign Returns filed with respect to Company for taxable periods ended after December 31, 1991 and indicates those Returns that have been audited and those Returns that currently are the subject of audit. Company has delivered to the Buyer correct and complete copies of all federal, state, local and foreign income tax Returns filed, examination reports issued, and statements of deficiencies assessed against or agreed to by Company since December 31, 1994.

			2.17.6	Company has not waived any statute of limitations
in respect of Taxes or agreed to any extension of time with respect to a Tax adjustment, assessment or deficiency except for such waivers or extensions which, by their terms, have elapsed as of the date of this Agreement.

			2.17.7	Except as set forth on the Schedule 2.17, the Company
does not have any income or gain that may be reportable for a period ending after the Closing Date without the receipt of
an equal amount of cash, which is attributable to a transaction occurring in or a change in accounting method made for a period ending on or prior to the Closing Date.

			2.17.8	There are no currently outstanding requests made
by the Company for tax rulings, determinations or information that could affect the Taxes of the Company.

			2.17.9	Schedule 2.17 lists all Returns (other than income
tax returns) filed with respect to Company for taxable periods ending after December 31, 1995.

			2.17.10 Company has been a small business corporation taxable under Subchapter S of the Code since April 1, 1997 and shall continue to be taxed as an S corporation within the meaning of Code Section 1361(a) through the day immediately prior to the Closing Date. Each Shareholder is a United States person within the meaning of Code
Section 7701(a)(30).  In the event "S" corporation
election is retroactively revoked, Shareholders shall immediately repay to the Company the amount(s) actually paid, as identified in Exhibit A, for 1997 and/or the amount referenced in Section 2.18.8 for 1998 (the "Repayment(s)") for such time period which covers the revocation of the "S" status. In no event shall the Shareholders have liability in excess of the Repayment for this revocation. The Repayment is not subject to the provisions set forth at Section 7.5.

			2.17.11 During the time that the Company has been an S corporation, it has not incurred any tax liability under Code Sections 1374, 1375 and 1363(d).

			2.17.12 No consent under Code Section 341(f) has been filed and no agreement has been entered which would require such consent to be filed with respect to Company or any Subsidiary.

			2.17.13 The Company has not made any payments, is not obligated to make any payments, nor is it a party to any agreement or arrangement that could obligate it to make payments of any "excess parachute payment" within the meaning of Code Section 280G.

			2.17.14 The Company was not, within the past six years, a party to any Tax allocation or sharing agreement except as set forth on the Schedule 2.17. None of Company and its Subsidiaries (a) has been a member of an Affiliated Group filing a consolidated federal income Tax Return, or (b) has any liability for the Taxes of any Person under Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor by contract or otherwise. The Company has not been a member of a group of companies filing a unitary, consolidated or combined state
Return except as set forth on Schedule 2.17.

			2.17.15  Schedule 2.17 sets forth the following information
with respect to the Company as of the beginning of its current taxable year: (a) the federal income tax basis in its assets;
(b) the amount of any net operating loss, net capital loss,
unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to Company; and
(c) the tax elections affecting the character, source, timing and computation of income, gain, loss, deduction and credits of Company and each Subsidiary.

			2.17.16  The unpaid Taxes of each of Company : (a) did not,
as of December 31, 1997, exceed the reserve for Tax liability
(rather than any reserve for deferred Taxes established to
reflect timing differences between book and Tax income) set
forth on the Warranted Balance Sheet (rather than in any notes thereto), and (b) do not exceed that reserve as adjusted for the passage of time through the date hereof.

			2.17.17  In addition to any other remedy provided for herein, each of the Mansfields agrees to indemnify the Buyer from and against the entirety of any tax liability the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability Company.  Should any such liability
arise from the tax year ended   March 31, 1997, due to the
disallowance of tax deductions for items which the Mansfields personally gained, then such liability shall not be subject to the limitation provisions of Paragraph 7.5 and is wholly the responsibility of the Mansfields.


			2.17.18  	Post-Closing Tax Matters.  The following
provisions shall govern the allocation of responsibility as between Buyer and Shareholders for certain Tax matters following the Closing Date:

				2.17.18(a)	Shareholder shall prepare or cause to be prepared
and file or cause to be filed all Returns for Company for all tax periods ending on or prior to the Closing Date which are filed after the date hereof. Shareholder shall permit Buyer to review and comment on each such Return described in the preceding
sentence prior to filing. Buyer shall reimburse Seller for
Taxes of Company with respect to such period beginning
January 1, 1998, through the date hereof, in accordance
with Section 2.18.8 herein.

				2.17.18(b)	Buyer shall prepare or cause to be prepared
and file or cause to be filed all Returns for Company for
Tax periods which begin  after the date hereof.

				2.17.18(c)	Buyer, Company, and Shareholders shall cooperate
fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to
this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the
retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Company agrees (i) to retain all books and records with respect to Tax matters pertinent to Company relating to any Tax period beginning before the date hereof until the expiration of the statute of limitations (and, to the extent notified by Buyer or Shareholders, any extensions thereof) of the respective
taxable periods, and to abide by all record retention
agreements entered into with any Tax authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company or the Mansfields, as the case
may be, shall allow the other party to take possession of
such books and records.  Mansfields represent and warrant
that they have no original books and records in their
possession with respect to any tax matters pertinent to
the Company for periods prior to the date hereof, except
for copies of tax returns and the like.

				2.17.18(d)	Buyer and the Mansfields further agree, upon
request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other
Person as may be necessary to mitigate, reduce or eliminate any
Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

				2.17.18(e)	Buyer and the Mansfields further agree, upon
request, to provide the other party with all information that either party may be required to report pursuant to Code Section
6043 and all Regulations promulgated thereunder.

				2.17.18(f)	All transfer, documentary, sales, use, stamp,
registration and other such Taxes and fees (including any
penalties and interest) incurred in connection with this
Agreement shall be paid by Buyer when due, and Company will, at its own expense, file all necessary Returns and other
documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will join in the execution of any such Returns and other documentation.

		2.18	Actions Since December 31, 1997.  Except as disclosed on
Schedule 2.18, since December 31, 1997, Company:

			2.18.1	has not taken any action outside of the ordinary and
usual course of business;

			2.18.2	has not borrowed any money or become contingently
liable for any obligation or liability of others;

			2.18.3	has paid all of its debts and obligations as they became due;

			2.18.4	has not incurred any debt, liability or obligation of any
nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business not exceeding Twenty-five Thousand Dollars ($25,000) in any one instance or One Hundred Thousand Dollars ($100,000) in the aggregate;

			2.18.5	has not knowingly waived any right of material value;

			2.18.6	has used its best efforts to preserve its business
organization intact, to keep available the services of its employees, and to preserve its relationships with its customers, suppliers and others with whom it deals;

			2.18.7	has not lost the services of any employee and has not
sustained a termination of its relationship with any customer, supplier or other person with whom it deals, and no such termination is anticipated; and

			2.18.8	has not purchased or redeemed any shares of capital
stock of Company, or transferred, distributed or paid, directly or indirectly, any money or other property or assets to any
Shareholder or to any other person, other than payment of
liabilities shown on the Warranted Balance Sheet on or after the scheduled maturity or due date thereof, payment of compensation for services actually rendered at rates not in excess of the rates prevailing on the Balance Sheet Date, payments due under Company
Agreements, and payments in the ordinary course of business for goods and services in arm's length transactions, except that Company has
(a) declared a distribution equal to the amount of income taxes the shareholders will have to pay on the Company's income for the period from
January 1, 1998, to the date hereof at an assumed rate of 40 percent.  Such distribution will be paid by Company as practicable after the amount has been determined, but not later than 90
calendar days after closing, and (b) consummated the merger
of Mansfield Industrial Coatings of Louisiana and acquired
stock pursuant thereto.

		2.19	Maintenance of Financial Position. As of the date hereof,
(a) the excess of current assets over current liabilities of Company, as such current assets and current liabilities are shown on the Warranted Balance Sheet, is at least equal to $3,755,734.00, the amount thereof shown on the Warranted
Balance Sheet; (b) the book value of the fixed assets of Company is at least equal to $1,811,031.00, the book value thereof shown on the Warranted Balance Sheet (except for depreciation accrued, in accordance with generally accepted accounting principles applied in a manner consistent with past periods, by reason of the passage of time); and (c) the tangible net worth (being the excess of all assets after taking depreciation into account, other than goodwill and other intangible assets, over all liabilities) of Company is at least equal to $2,737,698.00, the amount thereof shown on the Warranted Balance Sheet.

		2.20	No Material Adverse Change. Since December 31, 1997,
there has not been, and, to the knowledge of Company and the Mansfields, there is not threatened, any material adverse change in the financial condition, business, prospects or affairs of Company or any material physical damage or loss to any of Company's properties or assets or to the premises occupied by Company (whether or not such damage or loss is covered by insurance).

		2.21	Environmental Matters.

			2.21.1	Each of the Real Properties and all activities thereon
comply and for the past three years have complied in all material respects with all applicable foreign, federal, state and local statutes, ordinances, regulations, rules, orders and requirements of common law concerning the protection of human health, safety or the environment, including, without limitation, those concerning discharges to the air, soil, surface water or groundwater and concerning the generation, storage, treatment, disposal or
remediation of any waste or any Hazardous Substances (as defined below)
(collectively, "Environmental Law").

			2.21.2	No Contamination is present in, on or under any of
the Real Properties or on any property abutting any of the Real Properties, except as set forth in Schedule 2.21.2.
"Contamination" shall mean the presence of Hazardous
Substances that may require remediation under any Environmental Law. "Hazardous Substances" shall mean materials that are or contain "hazardous substances,"
"pollutants or contaminants," as defined pursuant to any Environmental Law, including, without limitation, the Comprehensive
Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., as amended, "regulated substances" as defined pursuant to any Environmental law, including, without limitation, Subtitle I of the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6991-6991(I), as amended, or any hazardous materials, toxic substances, hazardous wastes, or other substances regulated pursuant to any Environmental Law.

			2.21.3	None of the following is present in, on or under
any of the Real Properties: polychlorinated biphenyls
("PCBs") or substances containing PCBs; asbestos or materials containing asbestos; radon exceeding the action level established by the U.S. Environmental
Protection Agency ("EPA"); urea formaldehyde foam insulation; or Hazardous Substances storage tanks.

			2.21.4	Company has not been notified by any governmental
authority, agency or third party of, nor does it have knowledge of, any violation, either existing or future due to lapse of time or failure to take curative action, by Company of, or any liability of or any condition that could give rise to, any liability of Company under, any Environmental Law, except as set forth in Schedule 2.21.2. No civil, criminal or administrative action, claim, or other legal proceeding pursuant to any Environmental Law has been filed against Company, or is anticipated or threatened. Companay has not entered into any consent order, consent decree, administrative order, judicial order or settlement pursuant to any Environmental Law.

			2.21.5	Schedule 2.21 discloses a correct and complete
list of all of the registrations by Company with, licenses from, or material permits or other approvals issued by, governmental agencies pursuant to any Environmental Law
(collectively, "Approvals"), copies of which have been delivered to Buyer. The Approvals listed on Schedule
2.21 are all Approvals that are necessary to conduct the business of Company in compliance with Environmental
Law, are in full force and effect, and all fees payable in connection therewith have been paid. Neither the execution and delivery of this Agreement nor any of the transactions contemplated herein will cause any of the Approvals to be invalidated, violated or otherwise adversely affected.

			2.21.6	Company has delivered to Buyer copies of all
of the following items to the extent they are material:
(a) applications, reports or other materials submitted to any governmental agency by or on behalf of Company in compliance with Environmental Law during the past three years; (b) records or manifests required to be maintained by Company pursuant to Environmental Law; (c) notices of violation, summonses, orders, complaints or other documents received by or on behalf of Company relating to compliance with or liability under Environmental Law or the discharge, emission or release of any Hazardous Substances at, affecting or in any way relating to the Real Properties; and (d) records of analyses of any environmental tests pertaining to the Real Properties, including without limitation, the results of any air, water or soil analyses, tank integrity testing, or radon testing.

			2.21.7	All chemical substances contained in products
sold or used by Company are on the inventory list promulgated under the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended ("TSCA"), or are the subject of a pre-manufacturing notice filed with the EPA under TSCA.
Schedule 2.21 discloses an accurate list of all pre-manufacturing notices filed by Company with the EPA.
Company has not filed or been under a duty to file any reports required by Section 8(h) of TSCA.

			2.21.8	Schedule 2.21 discloses a correct and complete
listing of all facilities at which: (i) Company has generated, treated, stored or disposed of Hazardous Substances; or (ii) any third party under contract with Company generates, treats, stores or disposes of or has generated, treated, stored or disposed of Hazardous Substances received from Company. Prior to the date of this Agreement, the Company has disposed of, in a manner consistent with applicable law, all hazardous waste and provided the Buyer with the disposal manifests thereof.
Notwithstanding the above, any facility at which the Company performs operations may have on hand an amount of hazardous waste not exceeding 55 gallons in total volume which is properly stored and has not been in inventory for a period exceeding 90 days.

			2.21.9	The generation, treatment, storage, transportation
or disposal by or on behalf of Company of any Hazardous
Substance for the past two years was and is in compliance with Environmental Law applicable at the time of such generation, treatment, storage, transportation or disposal.
Neither any facility at which such Hazardous Substances were or are generated, treated, stored or disposed of nor any of the Real Properties, has been or is the subject of any listing by any governmental body or agency as a targeted hazardous site under any Environmental Law. No legal action under any Environmental
Law has been brought against Company or any Real Property by any governmental body, agency or third party, including, without limitation, any action relating to violations of or liability under any Environmental Law or the performance of any removal or remedial action pursuant to any Environmental Law.

			2.21.10 Nothing has occurred prior to the date of this Agreement, and nothing will occur prior to the Closing Date, that could give rise to expenditures by, and/or the filing of any lien by any governmental authority against, Company or any of the Real Properties pursuant to any Environmental Law.

			2.21.11 Company is not required to obtain any consent or approval or file or record any environmental disclosure statement under any Environmental Law in connection with the transactions contemplated by this Agreement for any of the Properties or with respect to any Hazardous Substances.

			2.21.12 Except for matters disclosed in those certain Ensafe Environmental Assessment Reports dated April 3, 1998, no investigation made and no environmental assessments obtained by Buyer shall limit or invalidate any representation or warranty made by or disclosures required under this Agreement.

			2.21.13 Company has not retained or assumed, either contractually, by operation of law or otherwise, the liability of any other person under any Environmental Law.

		2.22	Omitted intentionally.

		2.23	Statements and Other Documents Not Misleading. Neither this
Agreement, including all Schedules, nor the Closing documents, nor any other financial statement, document or other instrument
heretofore or hereafter furnished by Company or the Mansfields to Buyer in connection with the transactions contemplated hereby contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact necessary to be stated in order to make any statement contained therein no not misleading.  There is no fact known to Company or the
Mansfields which materially adversely affects Company's
Business, prospects, financial condition or affairs or
any of its properties or assets which has not been set
forth in this Agreement, including the Schedules.

		2.24	Omitted intentionally.

		2.25	Omitted intentionally.

		2.26	Year 2000 Warranty. The Company's computer programs
and software (collectively called "Software") and all updates thereto will correctly handle the change of the century in a standard and compliant manner, including the year 2000 and beyond as well as the leap year and the absence of leap year, and will operate accurately in all respects with respect to date related operations. For purposes of this Agreement, compliance with the foregoing shall mean that the Software will operate and correctly process such that (i) calculations using dates execute utilizing a four digit year,
(ii) the Software functionality, including but not limited to, entry, inquiry, maintenance, update and display (whether on-line, batch or otherwise) shall support four digit year processing, (iii) interfaces and reports shall support four digit year processing, (iv) successful transition to the year
2000 using the correct system date shall occur without human intervention, (v) after transition to the year 2000, processing with a four digit year shall occur without human intervention,
(vi) all leap years shall be calculated correctly,
(vii) correct results shall be produced in forward and backward date calculations spanning century boundaries, including the conversion of previous years currently stored as two digits, and (viii) the Software complies with industry standards regarding the change of the century and year 2000 compliance.

	3.	Further Representations and Warranties of the Shareholders.
As material inducement to Buyer to enter into this Agreement, the Shareholders jointly and severally make the following representations and warranties to Buyer:

		3.1	Ownership of Capital Stock of Company.  Each Shareholder
owns the number of Shares set forth opposite such Shareholder's name in the recital at the beginning of this Agreement. Each
Shareholder has good, marketable and unencumbered title to such Shares, free and clear of all liens, security interests, pledges, claims, options and rights of others. There are no restrictions on the Shareholder's right to transfer such shares to Buyer pursuant to this Agreement.

		3.2	Authorization; Valid and Binding Agreement.  This
Agreement and the documents contemplated hereby have been duly executed and delivered by each Shareholder and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of the Shareholder, enforceable against such Shareholder in accordance with their terms. No approval of any governmental body or governmental agency is required to consummate the transactions contemplated hereby, except any approvals heretofore obtained.

		3.3	Agreement Not in Breach of Other Instruments Affecting
the Shareholder. The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by the Shareholder do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, any agreement or other instrument (including without limitation, Company's Certificate of Incorporation and Bylaws) by which such Shareholder is bound, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation.

	4.	Representations and Warranties of Buyer. As material
inducement to Company and the Mansfields to enter into this Agreement, Buyer makes the following representations and warranties to the Mansfields:

		4.1	Corporate Status and Authority; Outstanding Stock.
Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to acquire the stock to be acquired hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.

		4.2	Status of Buyer Stock.  The Shares of Buyer Stock
issued pursuant to Section 1.2.4 are duly authorized, validly issued and outstanding in the hands of the Shareholders. The shares of Buyer Stock, when issued pursuant to the terms of the Warrants, will be duly authorized, validly issued and outstanding, fully paid and non-assessable. Buyer has, and will continue to have at all times until Closing hereunder, a sufficient number of authorized but unissued shares of Common Stock to be able to issue all of the shares of Buyer Stock which are to be issued upon the exercise of the Warrants.

		4.3	Agreement Not in Breach of Other Instruments Affecting
Buyer. The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by Buyer do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under, any agreement, indenture or other instrument by which Buyer is bound, Buyer's
Certificate of Incorporation or Bylaws, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule, or regulation.

		4.4	Financial Statements. The financial statements of
Buyer as of March 31, 1997, and the fiscal year then ended, audited by KPMG Peat Marwick LP, and the unaudited financial statements of Buyer as of December 31, 1996 and 1997 and the nine month periods then ended have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of Buyer as of such date.
Such financial statements have been delivered by Buyer to the other parties to this Agreement. Since December 31, 1997, there has been no material adverse change in the consolidated financial condition of Buyer.

	5.	Omitted intentionally.

	6.	Deliveries.  The following deliveries are being made
concurrently with the execution of this Agreement:

		6.1	Deliveries by the Mansfields and Company.  The Mansfields
and Company are delivering to Buyer the following:

			6.1.1	certificates for Thirty Five (35) Shares, endorsed
by the Shareholders in blank, or with stock transfer powers executed by the Shareholders in blank attached;

			6.1.2	certificates of the President of Company and the
Shareholders confirming the truth and correctness of all of the representations and warranties of Company and the Shareholders contained in Section 2 herein;

			6.1.3	the Certificate of the Secretary of Company, dated the
Closing Date, that the necessary corporate action by the Board of
Directors of Company has been taken to authorize the consummation by Company of the transactions provided for herein;

			6.1.4	the signed resignations of all directors and all
officers of Company;

			6.1.5	the stock books and records, corporate minute books
(containing the originals of all minutes and resolutions ever adopted or consented to or agreed to by the shareholders,
directors or any committee of directors of Company) and the
corporate seal of Company;

			6.1.6	the favorable legal opinion of  Emmanuel, Sheppard & Condon, counsel for the Shareholders and Company in a form similar to that previously provided to such firm;

			6.1.7	a "good standing" certificate for Company  and a
certified copy of the Certificate of Incorporation and all amendments thereto issued by the Department of State of Mississippi, with respect to Company, and the state of incorporation of each Subsidiary with respect to such Subsidiary;

			6.1.8	the original copy of each document listed on Schedules  _____;

			6.1.9	general releases in favor of Company  executed
by each Mansfield and by each director and officer of Company, releasing Company from all liability to such person;

			6.1.10	a Certification by each Shareholder pursuant to the
Foreign Investment Real Property Tax Act;

			6.1.11	Employment Agreements of Teddy and Dean;

			6.1.12	Employment Agreement of C. Dale Mansfield;

			6.1.13	consents to the transaction contemplated by this
Agreement executed by  third parties, if any; and

			6.1.14	executed Landlord Waivers in a form acceptable to Buyer.

		6.2	Deliveries by Buyer at Closing. Buyer is delivering
to the Shareholders the following:

			6.2.1	certified checks payable to Teddy and Dean in the
amounts of $3,770,533.80 and $2,514,089.20, respectively;

			6.2.2	250,000 Shares of Buyer's stock;

			6.2.3	the Warrants for an aggregate one hundred thousand
(100,000) shares of Buyer Stock registered in the names of the Shareholders in accordance with their respective interests; and

			6.2.4	the favorable legal opinion of Wolf, Block, Schorr
and Solis-Cohen LP, counsel for Buyer.

	7.	Indemnification of Buyer.

		7.1	Basic Provision. The Mansfields hereby jointly and
severally indemnify and agree to hold harmless Buyer and its successors and assigns and each such entity's officers, directors, shareholders and agents (each of whom shall be a third party beneficiary hereof) from, against and in respect of the amount of any and all Deficiencies (as hereinafter defined).

		7.2	Definition of "Deficiencies." As used in this Section 7,
"Deficiencies" means any and all loss or damage resulting from:

			7.2.1	any misrepresentation, breach of warranty, or any
non-fulfillment of any representation, warranty, covenant or agreement on the part of Company or the Mansfields contained herein;

			7.2.2	any error contained in any statement, report,
certificate or other document or instrument delivered to Buyer pursuant to this Agreement or contained in any Schedule attached hereto;

			7.2.3	any actual or alleged claim, debt, liability,
obligation, loss, fine, penalty, damage or diminution in value suffered by Company or incurred by Company to any party, incurred prior to the date hereof or arising from any matter or thing occurring prior thereto, including but not limited to claims made by governmental authorities for taxes or otherwise, except for liabilities expressly disclosed in this Agreement, including the Schedules; and

			7.2.4	any and all actions, suits, proceedings, demands,
assessments, judgments, reasonable attorneys' fees, costs, expenses and interest incident to any of the foregoing.

		7.3	Procedures for Establishment of Deficiencies.

			7.3.1	In the event that any claim shall be asserted
against Buyer or Company which, if sustained, would result in a Deficiency, Buyer, within a reasonable time after learning of such claim, shall notify the Mansfields of such claim, and shall extend to the Mansfields a reasonable opportunity to defend against such claim, at the Mansfields' sole expense and through legal counsel satisfactory to Buyer, provided that the Mansfields proceed in good faith, expeditiously and diligently. No effort to recover the amount of the Deficiency related to such claim shall be made by Buyer pursuant to Section 7.3.2 while such defense is still being made until the earlier of (a) the resolution of said claim by the Mansfields with the claimant, or
(b) the termination of the defense by the Mansfields against such claim or the failure of the Mansfields to prosecute such defense in good faith in an expeditious and diligent manner. Buyer shall be entitled to rely upon the opinion of its counsel as to the occurrence of either of said events. Buyer shall, at its option and expense, have the right to participate in any defense undertaken by the Mansfields with legal counsel of its own selection. No settlement or compromise of any claim which may result in a Deficiency may be made by the Mansfields without the prior written consent of Buyer, not to be unreasonably withheld, unless prior to such settlement or compromise the Mansfields acknowledge in writing their obligation to pay in full the amount of the settlement or compromise and all associated expenses.

			7.3.2	If a dispute arises between the parties relating
to this Agreement, the parties agree to use the following procedure prior to either party pursuing other available remedies:

				(a)	A meeting shall be held promptly between the parties,
attended by individuals with decision-making authority
regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

				(b)	If, within 30 calendar days after such meeting, the
parties have not succeeded in negotiating the resolution of
the dispute, they agree to submit the dispute to mediation
in accordance with the commercial Mediation Rules of the
American Arbitration Association, with the mediator to be
selected by, and the mediation to be supervised by, the
respective counsel of each of the parties and to bear
equally the costs of the mediation.

				(c)	The parties agree to participate in good faith
in the mediation and negotiations related thereto for a
period of 30 calendar days.  If the dispute is not resolved
by the mediation, the parties may agree to submit the
matter to binding arbitration or a private adjudicator and,
if they fail to so agree, after giving the other party 10
calendar days' written notice of intent to commence litigation, either party may commence litigation in an appropriate court or pursue any other available remedy.

			7.3.3	Buyer and the Mansfields may agree in writing,
at any time, as to the existence and amount of a Deficiency and, upon the execution of such agreement, such Deficiency shall be deemed established.

		7.4	Payment of Deficiencies. The Mansfields, jointly and
severally, hereby agree to pay the amount of each established
Deficiency to Buyer within five (5) business days after the establishment thereof in cash. Any amounts not paid by the Mansfields when due under this Section 7.4 shall bear interest from the due date thereof until the date paid at a rate equal to the lesser of twelve percent (12%) per annum or the highest legal rate permitted by applicable law.

		7.5	Limitation. Notwithstanding the foregoing, there shall
be no liability for any Deficiency unless the aggregate of all Deficiencies exceeds One Hundred Thousand Dollars
($100,000), in which event there shall be liability thereafter for all Deficiencies up to Eight Hundred
Fifty Thousand Dollars ($850,000) in the aggregate.
In the event that there is a recovery by Company as Intervenor in any case pending at the date of closing, the amount of recovery by Company shall be added to the threshold $100,000 and the $850,000 aggrgate cap under which the Mansfields are liable for deficiencies shall be increased dollar-for-dollar accordingly. In other words, the maximum liability of the Mansfields for Deficiencies under this Agreement shall always be $750,000, and no more.

			Notwithstanding the above, the Mansfields agree to indemnify and hold harmless the Company and Buyer for any liability or cost associated with the obligations to the officers/directors/managers of Mansfield Industrial
Coatings, Inc. and Mansfield Industrial Coatings of
Louisiana, Inc. related to the case Paul Fuller v.
Mansfield Industrial Coatings of Louisiana, Inc.,
Case No. 513-064 filed in the 24th Judicial District for the Parish of Jefferson, State of Louisiana. Such indemnification and hold harmless obligations of the Mansfields shall not be subject to the limitations set forth in this Section 7.5.

		7.6	Remedy Not  Exclusive. The remedies of Buyer under
this Section 7 for matters covered by this Section 7 not be exclusive of any other remedies that Buyer may have hereunder or in law or equity.

	8.	Securities Laws Compliance Procedures.

		8.1	Knowledge Respecting Buyer. Each Shareholder
represents and acknowledges that (a) he is a sophisticated investor with knowledge and experience in business and financial matters, knows, or has had the opportunity to acquire, all information concerning the business, affairs, financial condition and prospects of Buyer which he deems relevant to make a fully informed decision regarding the consummation of the transactions contemplated hereby and is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Stock issued pursuant hereto, the Warrants and the Buyer Stock issuable on the exercise thereof, and (b) he has been supplied with copies of all Forms 10-K, 10-Q and 8-K, and all proxy statements, filed by Buyer with the Securities and Exchange Commission ("SEC") within the one-year period immediately preceding the date of this Agreement. Without limiting the foregoing, each Shareholder understands and acknowledges that neither Buyer nor anyone acting on its behalf has made any representations or warranti ained in this Agreement respecting Buyer or the future conduct of Buyer's Business or of Company's business, and no Shareholder has relied upon any representations or warranties other than those contained herein in the belief that they were made on behalf of Buyer.

		8.2	Status of Shares to be Issued.  Each Shareholder
agrees, acknowledges and confirms that he has been advised and understands as follows:

			8.2.1	Shareholder is acquiring the Buyer Stock and
Warrants to be issued to him, and will acquire any shares of Buyer Stock on exercise of the Warrants, for his own account and without a view to any distribution or resale thereof, other than a distribution or resale which, in the opinion of counsel for such Shareholder (which opinion shall be satisfactory in form and substance to Buyer), may be made without violating the registration provisions of the Securities Act of 1933 (the "1933 Act") or any applicable blue sky laws. Shareholder acknowledges that the shares of Buyer Stock to be issued hereunder or on exercise of the Warrants may be "restricted securities" within the meaning of Rule 144 under the 1933 Act and may not have been registered under the 1933 Act or any state securities laws and therefore must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available. Buyer is under no obligation to register the Warrants or the shares of Buyer Stock to be issued hereunder or on exercise of the Warrants under the 1933 Act or any state securities law or to take any action which would make available an exemption from such registration.

			8.2.2	There shall be endorsed on the certificates
evidencing the shares of Buyer Stock to be issued hereunder or on exercise of the Warrants a legend substantially similar to the following:

	"THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
(THE "1933 ACT") OR THE SECURITIES LAWS OF ANY OTHER
JURISDICTION AND ARE "RESTRICTED SECURITIES" AS DEFINED
BY RULE 144 UNDER THE 1933 ACT. THE SHARES MAY NOT BE SOLD,
TRANSFERRED, PLEDGED OR DISTRIBUTED IN THE ABSENCE OF AN
EFFECTIVE REGISTRATION STATEMENT REGISTERING THE SHARES
UNDER THE 1933 ACT AND THE SECURITIES LAWS OF ANY STATE
REQUIRING SUCH REGISTRATION, OR IN LIEU THEREOF, AN
OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE ISSUER OF THE SHARES, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACTS."

	 9.	Omitted intentionally.

	10.	Restrictive Covenants.

		10.1	Noncompetition.

			10.1.1	Coverage.  The Company is engaged in the business of
asbestos abatement and industrial painting, including the
application of specialty fire protective coatings, specialty maintenance services, the engineering and application of tags, labels and markers in the states of Florida and Louisiana and states contiguous thereto (such area being hereinafter referred to as the "Territory").  Employee acknowledges that the Company's goodwill and business operations extend throughout the Territory.

			10.1.2	Covenants.  In consideration of the consideration
payable by the Buyer to Shareholder pursuant to the terms of this Agreement, Shareholder hereby agrees that for three (3) years immediately following closing, he will not in any manner, without the Company's prior written consent, directly or indirectly,

				(a)	employ or seek to employ, on his own behalf or on
behalf of any other person, firm or corporation, any person
who becomes, or who is, an employee of the Company as of the date hereof and who has not thereafter ceased to be employed by the Company for a period of at least one (1) year; or

				(b)	engage in, have any equity or profit interest in,
make any loan to or guarantee any obligation of or with
respect to, or render services (of any executive, advertising, marketing, sales, administrative, supervisory or consulting
nature) to, any business conducting operations that are
competitive with the business activities being directly
engaged in by the Company as of the date hereof or as of the date of termination in the Territory.  Notwithstanding anything contained herein to the contrary, Employee shall not be prohibited from owning, directly or indirectly, up to 1O% of the
outstanding equity interest of any company the stock of
which is publicly traded on a national securities exchange
or in the over-the-counter market if such company or its
affiliates (as defined in Rule 12b2 of the Rules and
Regulations promulgated under the Securities and Exchange
Act of 1934, as amended, competes in business with the company.

		10.2	Nonsolicitation.  Shareholder further agrees that for
three (3) years immediately following closing, he will not in any manner, directly or indirectly, solicit, call upon, or attempt to solicit any customer of the Company or its affiliates, (as defined by Rule 12b-2 of the Rules and Regulations promulgated under the Securities and Exchange Act of 1934, as amended) including, but not limited to, any individual, partnership or corporation to whom the Company provided any services during the term of Shareholder's employment, for the purpose of obtaining the patronage of such customer for the purchase from Shareholder or any individual or entity other than the Company of such services as provided by the Company to such customer.

		10.3	Severability.  If a judicial determination is made
that any of the provisions of this Section 10 constitutes an unreasonable or otherwise unenforceable restriction against Shareholder, the provisions of this Section 10 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable.
In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, and prohibited business activity or any time period from the coverage of this Section 10 and to apply the provisions of this Section 10 to the remaining portion of the Territory, the remaining business activities or the remaining time period not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this Section 10 is determined not to be specifically enforceable, Company shall nevertheless be entitled to recover monetary damages as a result of the breach of such provisions by Employee. The time period during which the prohibitions set forth in this
Section 10 shall apply shall be tolled and suspended for a period equal to the aggregate quantity of time during which Shareholder violates such prohibitions in any respect.

		10.4	Injunctive Relief.  Shareholder hereby agrees that any
remedy at law for any breach of the provisions contained in
Section 10 hereof shall be inadequate and that the Company shall be entitled to injunctive relief in addition to any other remedy it might have under this Agreement.

11.	Omitted intentionally.

	12.	Miscellaneous.

		12.1	Indulgences, Waivers, Etc.  Neither the failure
nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

		12.2	Controlling Law. This Agreement and all questions
relating to its validity, interpretation, performance, remediation and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the domestic laws of the State of Delaware notwithstanding any choice-of-laws doctrines of such jurisdiction or any other jurisdiction which ordinarily would cause the substantive law of another jurisdiction to apply, without the aid of any canon, custom or rule of law requiring construction against the draftsman.

		12.3	Notices. All notices, requests, demands and other
communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or two days after the date when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

			(i)	If to Buyer:

				Canisco Resources, Inc.
				300 Delaware Avenue
				Suite 714
				Wilmington, DE 19801
    Attention:  President

with a copy, given in the manner prescribed above, to:

				Wolf, Block, Schorr and Solis-Cohen LP
				Twelfth Floor, Packard Building
				S.E. Corner 15th and Chestnut Streets
				Philadelphia, PA  19102-2678
				Attention:  Carl W. Schneider, Esquire

   (ii)	If to Company:

				Mansfield Industrial Coatings, Inc.
   	1325 W. Detroit Blvd.
				P.O. Box 6205
				Pensacola, FL  32534
				Attention:  _______________

			(iii)	If to Teddy:

														3251 E. Kingsfield Rd.
          				Pensacola, FL  32514

			(iv)	If to Dean:

				          3931 Point Rd.
              Mobile, AL  36619

	Copies of any notices to Company or the Mansfields should be sent in the manner prescribed to:

				Emmanuel, Sheppard & Condon
				30 South Spring Street
    Pensacola, Florida  32501
				Attention:  John A. Panyko, Esq.

	Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address to the other parties in conformity with the provisions of this Section for the giving of notice.

		12.4	Exhibits and Schedules. All Exhibits and Schedules
attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

		12.5	Binding Nature of Agreement; No Assignment. This
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives successors and assigns, except that no party may assign or transfer its rights or obligations under or interest in this Agreement without the prior written consent of the other parties hereto.

		12.6	Entire Agreement. This Agreement together with
the related agreements referred to herein contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, including, without limitation, a letter of intent agreement in principle dated January 8, 1998.

		12.7	Section Headings. The Section and Subsection endings
in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

		12.8	Interpretation. When a reference is made in this
Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words
"include," "includes" or "including" are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words "but [is] [are] not limited to." Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated. The language in this Agreement has been chosen by the parties to express their mutual intent based upon the advice of competent counsel. This Agreement has been fully negotiated between the parties and in interpreting this Agreement, there shall be no presumption that either party drafted any provision of this Agreement but rather the parties shall be deemed to have shared equally in the drafting of the provisions of this Agreement. The words
"herein," "hereof," "hereunder" and words of like import shall refer to this Agreement as a whole including its Schedules and Exhibits, unless the context clearly indicates to the contrary (for example, that a particular Section or Exhibit is the intended reference).

		12.9	Number of Days. In computing the number of days for
purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which national banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

		12.10	Expenses of the Parties.  Buyer shall bear its
expenses and Company shall bear its expenses and those of the Mansfields incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, except that the federal income tax expenses of the Company with respect to distributing certain assets of the Company to the Mansfields prior to the Closing shall be borne by the Mansfields.

		12.11	Waiver of Jury Trial. THE PARTIES HEREBY EXPRESSLY
WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING
BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT.

		12.12 Jurisdiction; Service of Process . Except as otherwise provided in Section 7.3.2, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire the necessary jurisdiction, in the United States
District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the ourts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

		12.13	Recovery of Fees by Prevailing Party. The parties
agree that if any party seeks to resolve a dispute hereunder pursuant to a legal or arbitration proceeding, the prevailing party in such proceeding shall be entitled to recover from the other party reasonable fees and expenses (including reasonable counsel fees and expenses) incurred in connection with such proceeding.

		12.14	Further Assurances. Each party agrees (a) to furnish
upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents and transactions referred to in this Agreement.

		12.15	Survival of Agreements, Representations, Etc. All
warranties, representations, agreements and covenants made by a party herein, or in any certificate or other instrument delivered by or on behalf of a party in connection with this Agreement, shall be considered to have been relied upon by the other party and shall survive the closing under this Agreement regardless of any investigation made by any party or information about any breach known to any party prior to the closing; shall continue in full force and effect; and shall provide a basis for the remedies provided for herein or otherwise available to the non-breaching party. No representation or warranty contained herein shall be deemed to have been waived, affected or impaired by any investigation made by or knowledge of any party to this Agreement. All statements in any such certificate or other instrument delivered at or in connection with the closing shall constitute representations and warranties. Each representation and warranty contained herein is independent of all nd warranties contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. Exceptions or qualifications to any representations or warranty contained herein shall not be construed as exceptions or qualifications to any other warranty or representation.

		12.16	No Brokers, Finders, Etc. Each of the parties
represents it has not incurred any obligation, contingent or otherwise, to a broker, finder, agent or other intermediary for introducing the parties in connection with or otherwise procuring this Agreement or the transaction(s) contemplated hereby, and each party (the "indemnifying party") will indemnify and hold harmless the other parties from any expense arising from a claim for such a payment allegedly arising as a result of actions of the indemnifying party.

		12.17 Closing. Closing shall occur on or before April 22, 1998, unless extended by the parties involved.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


CANISCO RESOURCES, INC.,
a Delaware corporation



By:/s/ Ralph A. Trallo
Ralph A. Trallo, President


MANSFIELD INDUSTRIAL COATINGS, INC.,
a Mississippi corporation

By:/s/ Teddy L. Mansfield
Teddy L. Mansfield, its President


SHAREHOLDERS


/s/ Teddy L. Mansfield
Teddy L. Mansfield


/s/ R. Dean Mansfield
R. Dean Mansfield


EXHIBIT "A"


Two parcels real property identified by the attached deeds.

		$861,608 in cash.